EXHIBIT 3(i).3

                              ARTICLES OF AMENDMENT
                              ---------------------

                                       TO
                                       --

                            ARTICLES OF INCORPORATION
                            -------------------------

                                       OF
                                       --

                        APOLLO ENTERTAINMENT GROUP, INC.
                        --------------------------------

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following amendments to its Articles of Incorporation:


FIRST:

         Amend "Article 7 - Corporate Capitalization" as follows:

                      ARTICLE 7 - CORPORATE CAPITALIZATION
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            7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of common stock, each share having the par value of $ .001


SECOND:

         The date of each amendment(s) adoption shall be August 20th 2008.


THIRD:

         Adoption of Amendments:

         The amendments were approved by the majority-in-interest of the shareholders of the Corporation, in accordance with the provisions set forth in the Articles of Incorporation of the Corporation. The number of shares casting votes for the amendments was sufficient for approval.


Signature: /s/ Michelle Tucker
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           Michelle Tucker, Director